                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1



                  CVS Automatic Common Exchange Security Trust
-------------------------------------------------------------------------------
                                (Name of Issuer)



                $4.23 Trust Automatic Common Exchange Securities
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    126645209
                  --------------------------------------------
                                 (CUSIP Number)





                                 October 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)



                                Page 1 of 5 pages

-----------------------
  CUSIP NO. 126645209                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             134,844
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             134,844
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         134,844

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
         BD-PN-IA

------------------------------------------------------------------------------



                                Page 2 of 5 pages

-----------------------
  CUSIP NO. 126645209                  13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             134,844
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             134,844
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         134,844

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
         HC-PN

------------------------------------------------------------------------------



                                Page 3 of 5 pages

Item 4.       Ownership.
                     Not applicable. This amendment to Schedule 13G is being filed to reflect that as of October 31, 1998, the percent of the class beneficially owned by Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. did not exceed five percent.

Item 5.       Ownership of Five Percent or Less of a Class.
                     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                     See Exhibit (99.2) as previously reported.

Item 10.      Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 4 of 5 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 10, 1998


                                THE GOLDMAN SACHS GROUP, L.P.


                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact



                                GOLDMAN, SACHS & CO.


                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact



                                Page 5 of 5 pages